EXHIBIT 10.33

NOTE: PORTIONS OF THIS EXHIBIT ARE THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST BY THE REGISTRANT TO THE SECURITIES AND EXCHANGE COMMISSION ("COMMISSION"). SUCH PORTIONS HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION AND ARE MARKED WITH A "[*]" IN PLACE OF THE REDACTED LANGUAGE.

FORGIVABLE LOAN AGREEMENT

This FORGIVABLE LOAN AGREEMENT, including all exhibits (as amended from time to time, this “Agreement”), is entered into the 4th day of November, 2011 (the “Effective Date”) between NATIONAL FINANCIAL SERVICES LLC (the “Lender”) and LADENBURG THALMANN FINANCIAL SERVICES INC. (the “Organization”).

WHEREAS, on August 25, 2009, the Lender entered into amendments to the fully disclosed clearing agreements with each of the following three (3) introducing broker-dealer subsidiaries of the Organization: (1) Ladenburg Thalmann & Co. Inc. (“LTC”), dated February 5, 2007, including any amendments thereto (the “LTC Clearing Agreement”); (2) Triad Advisors Inc. (“TAI”), dated August 5, 1998, including any amendments thereto (the “TAI Clearing Agreement”); and (3) Investacorp, Inc. (“Investacorp”), dated April 24, 2008, including any amendments thereto (the “Investacorp Clearing Agreement”) (collectively, the “2009 Clearing Agreements”);

WHEREAS, contemporaneously with the execution of the 2009 Clearing Agreements, the Lender and the Organization entered into a Forgivable Loan Agreement (the "2009 Loan Agreement"), whereby the Lender made available to the Organization a loan under which a principal amount of $7,142,857.14 is currently outstanding;

WHEREAS, contemporaneously with the execution of this Agreement, the Lender has entered into a fully disclosed clearing agreement as well as related ancillary agreements with Securities America Inc. ("SAI"), an introducing broker-dealer subsidiary of the Organization, dated November 4, 2011 (including any amendments thereto, the "SAI Clearing Agreement"), amending and further extending the term of its existing clearing agreement with SAI until November 4, 2018;

WHEREAS, contemporaneously with the execution of this Agreement, (i) the Lender and LTC, TAI and Investacorp have entered into amendments to the 2009 Fully Disclosed Clearing Agreements as well as related ancillary agreements dated November 4, 2011 (collectively, the “Clearing Agreements Amendments”), amending and further extending the term of such agreements until November 4, 2018, and (ii) the Lender and the Organization have entered into an amendment to the 2009 Loan Agreement (the “Loan Agreement Amendment”);

WHEREAS, pursuant to each of the of the 2009 Clearing Agreements and the SAI Clearing Agreement, the Lender, a clearing broker-dealer registered with the Securities and Exchange Commission (“SEC”), provides clearing and custody services to LTC, TAI, Investacorp and SAI (collectively, the “Subsidiary Broker-Dealers”), each of which is an introducing broker-dealer registered with the SEC;

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WHEREAS, the Lender, in connection with the amendment and extension of the terms of the SAI Clearing Agreement, the Clearing Agreements Amendments and the Loan Agreement Amendment, is willing to make available to the Organization a new loan in the principal amount of $15,000,000 (the “Loan”);

WHEREAS, the Lender intends to forgive on an annual basis principal and interest amounts otherwise due under the Loan, predicated upon the satisfaction of certain conditions set forth in this Agreement; and

WHEREAS, pursuant to and subject to the terms and conditions contained herein, the Lender is willing to make the Loan available to the Organization under this Agreement as of the Effective Date through the Final Payment Date (as hereinafter defined).

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.	DEFINITIONS

The following terms shall have the following meanings when set forth herein:

(i)	“Business Day” shall mean any day other than a Saturday or Sunday on which banks are open for domestic and foreign exchange business in New York City and are not authorized or required to close for such business.

(ii)	“Fed Funds Effective Rate” shall mean the daily effective federal funds rate calculated by the Federal Reserve Bank of New York as reported on Bloomberg under the FEDL function for the date in question.

(iii)	“Average Annual Fed Funds Effective Rate” shall mean, as of an applicable Annual Forgiveness Date, the average of the Fed Funds Effective Rate for each of the 365 days preceding such Annual Forgiveness Date.

(iv)	“Loan Documents” shall mean this Agreement, the Note and any exhibit attached hereto.

(v)	"Material Adverse Effect" shall mean, with respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding): (a) a material adverse effect on the business, properties, prospects, condition (financial or otherwise), assets, operations or income of the Organization, individually or the Organization and its subsidiaries, taken as a whole; (b) a material adverse effect on the ability of the Organization to perform any of its obligations under any of the Transaction Documents (defined below) to which it is a party; or (c) any material impairment of the validity, binding effect or enforceability of any of the Transaction Documents or any impairment of the rights, remedies or benefits available to the Lender under any Transaction Document. In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect. Neither the SAFC Purchase (defined below) and the financing thereof nor any matters arising from the conduct of the business of SAI and affiliated entities prior to the closing of the SAFC Purchase shall be deemed to constitute a Material Adverse Effect.

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(vi)	“Termination Material Event” shall mean the Organization, any of the Subsidiary Broker-Dealers or future broker-dealer subsidiaries (collectively, “Affiliated Broker-Dealers”), or any officer, director or principal shareholder of either the Organization or any of its Affiliated Broker-Dealers: (a) are indicted for a state or federal crime involving moral turpitude, or (b) any other civil or criminal proceeding or investigation by a governmental or regulatory authority shall have been brought or overtly threatened against the Organization, any of its Affiliated Broker-Dealers, or any such officer, director or principal shareholder, in either case that the Lender reasonably determines could have a material adverse impact on the reputation of the Organization or any of its Affiliated Broker-Dealers or that the Lender’s association with the Organization, any of its Affiliated Broker-Dealers, or such officer, director or principal shareholder is materially adverse to the Lender's interests; provided, however, that matters arising from the conduct of the business of SAI and affiliated entities prior to the closing of the SAFC Purchase shall not be the basis for a Termination Material Event.

(vii)	“Annual Forgiveness Dates” shall mean the seven (7) consecutive anniversary dates following the Effective Date (each an “Annual Forgiveness Date”).

(viii)	“Final Payment Date” shall mean the last Annual Forgiveness Date.

(ix)	“Transaction Documents” shall mean the Loan Documents, the Clearing Agreements Amendments, the Loan Agreement Amendment and the SAI Clearing Agreement.

(x)	“SAFC Purchase” shall mean, collectively the purchase by the Organization of Securities America Financial Corporation and its subsidiaries, including SAI, on November 4, 2011.

2.	GENERAL TERMS OF THE LOAN

(i)	The Lender agrees that, subject to the terms and conditions contained in this Agreement, and in reliance on the representations and warranties contained in Section 3, it shall make a loan to the Organization on the Effective Date in the amount of $15,000,000;

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(ii)	Loan:

(a)	Subject to the terms and conditions hereinafter set forth, the Organization promises to pay to the Lender or its assigns on the Final Payment Date, to the extent not forgiven as hereinafter provided, all principal amounts owing in respect of the Loan. On each Annual Forgiveness Date, to the extent not forgiven as hereinafter provided, interest shall be paid on all outstanding principal amounts of the Loan for the period from the Effective Date, or the preceding Annual Forgiveness Date for which interest was paid with respect to such Loan, as the case may be, at a rate equal to the Average Annual Fed Funds Effective Rate plus six percent (6%) per annum, subject to a maximum rate of eleven percent (11%) per annum (with interest for any period that is less than twelve full months being computed on the actual number of days elapsed in a year of 360 days). Such payments of principal and interest shall be made by the Organization to the Lender no later than 5:00 p.m. (or other local time at the place of payment), Boston, Massachusetts time, on the applicable Annual Forgiveness Date, in arrears, by wire transfer of immediately available funds to the account of the Lender specified in Section 17 or to such other account as to which the Lender shall give notice to the Organization from time to time. Should any amount due hereunder become due on a day other than a Business Day, payment thereof shall be extended to the next succeeding Business Day and interest shall be payable thereon at a rate as stated above. Notwithstanding anything to the contrary contained herein, but subject to the last sentence of this Section 2(ii)(a) below, if the Organization's consolidated shareholders’ equity (excluding from the determination thereof any non-cash charges and non-cash interest expenses from and after January 1, 2009 relating to compensation expense, interest charges (including debt discount and issuance costs), depreciation and the write-off or amortization of goodwill or other intangible assets; as so determined, the “Consolidated Adjusted Shareholders’ Equity”) is less than $50,000,000 as of the date of any financial statements of the Organization delivered by the Organization pursuant to Section 4(iii) and is also less than $50,000,000 as of the date of the financial statements of the Organization next delivered by the Organization pursuant to Section 4(iii) (a “Mandatory Prepayment Event” and the date such second financial statements are delivered by the Organization being the “Mandatory Prepayment Date”), the Organization shall make mandatory prepayments of the Loan over the seven-month period immediately following the Mandatory Prepayment Date as follows:

Payment Period:	Payable on:	Amount:
Month 1	immediately following the Mandatory Prepayment Date (or, if any such last day is not a Business Day, on the next succeeding Business Day)	25% of the outstanding principal balance of the Loan plus all accrued and unpaid interest thereon

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Payment Period:	Payable on:	Amount:
Months 2-7	on the last day of each thirty-day period for this 6-month period (or, if any such thirty-day period that does not end on a Business Day, on the next succeeding Business Day)	the remaining principal balance of the Loan, plus all accrued interest thereon, in equal (as to principal) consecutive monthly installments, together with accrued interest owing through each payment date

Notwithstanding the foregoing, in the event that the Organization evidences to the Lender within seven (7) months of a Mandatory Prepayment Event that the Organization’s Consolidated Adjusted Shareholders’ Equity is in excess of $50,000,000, the Lender shall promptly return to the Organization any Loan principal amounts delivered to the Lender as a result of the Mandatory Prepayment Event and such amounts returned shall be due and payable, and subject to forgiveness, in accordance with the terms of this Agreement as if the Mandatory Prepayment Event had not occurred.

(b)	The obligation of the Organization to repay the Loan shall be evidenced by a promissory note of the Organization in the form of Exhibit B hereto (the “Note”) dated as of the date hereof and completed with appropriate insertions. The outstanding principal amount of the Note, as set forth on Schedule 1 thereto, shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on Schedule 1, or failure to send Schedule 1 to the Organization upon an entry made on Schedule 1, shall not limit or otherwise affect the obligations of the Organization hereunder or under the Note to make payments of principal or interest on such Note when due in accordance with the terms and conditions of this Agreement. Upon each entry being made upon Schedule 1, the Lender shall send the Organization a copy of Schedule 1 as then in effect.

(iii)	Prior to entering into this Agreement, the Organization shall provide Lender with: (a) a copy of a Corporate Resolution of the Organization, certified by the Organization’s Secretary, authorizing it to enter into the Loan Documents; (b) recent evidence of corporate good standing of the Organization obtained from the Organization’s state of organization; and (c) copies of the SAI Clearing Agreement fully executed by SAI, the Clearing Agreement Amendments fully executed by LTC, TAI and Investacorp, and the Loan Agreement Amendment fully executed by the Organization.

(iv)	Forgiveness of Note: Notwithstanding the Organization’s requirement to pay principal and interest as otherwise set forth in this Agreement, upon each Annual Forgiveness Date the Lender shall forgive the obligations of the Organization in the amount of $2,142,857.14 of outstanding principal of the Loan, or the remaining principal of the Loan if less than that amount, plus accumulated interest otherwise owed to the Lender under the Loan, provided that each of the following conditions precedent is satisfied to the reasonable satisfaction of the Lender on each such Annual Forgiveness Date:

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(a)	Each of the representations and warranties of the Organization contained in Section 3(i), (ii) and (iii) and shall be true as of the date as of which it was made and shall also be true at and as of the time any loan amounts under the Loan are forgiven, with the same effect as if made at and as of that time (except to the extent of changes resulting in transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date).

(b)	No Default or Event of Default specified in any of paragraphs (a), (b), (c), (f), (g), (j) and (k) of Section 6(i) shall have occurred and be continuing on such date.

(c)	The Consolidated Adjusted Shareholders’ Equity of the Organization as of the date of the financial statements most recently delivered by the Organization pursuant to Section 4(iii) shall be at least $50,000,000.

(d)	The Revolving Line of Credit dated October 19, 2007, as amended, provided to the Organization by First Gamma Investments Trust in the amount of $40,000,000 (the “Frost Gamma Line of Credit”) shall remain outstanding with a final term date not to precede August 25, 2016 and no material event of default to that lender thereunder shall have occurred and be continuing.

(e)	Each of the 2009 Clearing Agreements and the SAI Clearing Agreement is in full force and effect and no material defaults or other termination events have occurred and are continuing thereunder.

(f)	The Organization has not discontinued or divested, or is not in the process of discontinuing or divesting, any of the Subsidiary Broker-Dealers or SAI.

(g)	With respect to the forgiveness of both principal and interest on the Loan on any Annual Forgiveness Date: (i) for the prior twelve (12) month period ending on such Annual Forgiveness Date, the “Core Fee Measure” of SAI (as defined on Exhibit A, attached hereto) is equal to, or greater than, the Core Fee Measure Benchmark for such Annual Forgiveness Date as noted on the below schedule, or (ii) the average annual Core Fee Measure of SAI for the period commencing on the Effective Date and ending on such Annual Forgiveness Date is equal to, or greater than, the Average Annual Core Fee Measure Benchmark noted on the below schedule:

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Annual Forgiveness Date	Core Fee Measure Benchmark		Average Annual Core Fee Measure Benchmark
1st	$	[*]		[*]
2nd	$	[*]	$	[*]
3rd	$	[*]	$	[*]
4th	$	[*]	$	[*]
5th	$	[*]	$	[*]
6th	$	[*]	$	[*]
7th	$	[*]	$	[*]

Any accounts that have been transferred or otherwise delivered from either LTC, TAI and/or Investacorp to SAI since the Effective Date (except those accounts which transfer due to individual registered representatives moving amongst firms in the normal course of business) shall be excluded from the calculation of the Core Fee Measure of SAI. To facilitate this exclusion, the Lender shall calculate the impact to the Core Fee Measure at the time of the account transfers and shall make an adjustment to the Core Fee Measure at that time.

Notwithstanding the foregoing, if the Organization is not entitled to forgiveness with respect to a portion of the Loan on an Annual Forgiveness Date pursuant to the above schedule (an “Unachieved Forgiveness”) but as of a subsequent Annual Forgiveness Date, the average annual Core Fee Measure of SAI for the period commencing on the Effective Date and ending on such subsequent Annual Forgiveness Date is equal to, or greater than, the Average Annual Core Fee Measure Benchmark noted in the above schedule for such subsequent Annual Forgiveness Date, the amount of Unachieved Forgiveness that is attributable to principal only (and not attributable to interest) for all previous years as well as the interest payable for the year ending on such Annual Forgiveness Date shall be forgiven as of such subsequent Annual Forgiveness Date. By way of example, if SAI’s Core Fee Measure in Year 3 is below the Year 3 Core Fee Benchmark but SAI’s Core Fee Measure in Year 4 is above the Year 4 Core Fee Benchmark, then the principal in Year 3 as well as the principal and interest in Year 4 shall be forgiven.

(v)	All payments made by the Organization hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Organization is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Organization with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Organization shall pay to the Lender, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in United States Dollars as shall be necessary to enable the Lender to receive the same net amount which the Lender would have received on such due date had no such obligation been imposed upon the Organization.

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(vi)	The Organization may, at its option and without any penalty, make prepayment of all or any portion of the principal amount hereof to the Lender prior to the Final Payment Date (such payment being hereinafter referred to as the “Prepayment”) at any time subsequent to the Effective Date. Each Prepayment under this paragraph shall be accompanied by the payment of the interest accrued on the amount prepaid to the date of such Prepayment. Each partial Prepayment shall be in a principal amount of $250,000 or an integral multiple thereof. No amounts repaid may be reborrowed.

3.	REPRESENTATIONS AND WARRANTIES

The Organization represents and warrants to the Lender as follows:

(i)	It is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, and has all requisite authority, whether arising under its Articles of Incorporation or by-laws or applicable federal or state laws, to enter into this Agreement and the other Loan Documents and to discharge the duties and obligations apportioned to it in accordance with the terms hereof, and that the person(s) executing this Agreement and the other Loan Documents on behalf of Organization is/are duly authorized to do so.

(ii)	The execution and delivery of this Agreement and the other Loan Documents to which the Organization is or is to become a party will result in valid and legally binding obligations of the Organization enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedies of specific performance and injunctive relief and other equitable remedies are subject to the discretion of the court before which any proceeding therefor may be brought.

(iii)	The execution, delivery and performance by the Organization of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

(iv)	No material default or event of default exists under any of the Transaction Documents or any other agreement between the Lender and the Organization.

(v)	The Consolidated Adjusted Shareholders’ Equity of the Organization as of the last day of the month immediately preceding the Effective Date is at least $50,000,000.

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(vi)	It wholly owns each of LTC, TAI, Investacorp and SAI.

(vii)	Since September 30, 2011, no Material Adverse Effect has occurred.

(viii)	There are no actions, suits, proceedings or investigations of any kind pending or threatened against the Organization before any governmental authority (a) that, if adversely determined, is reasonably likely, either in any case or in the aggregate, to (i) have a Material Adverse Effect or (ii) materially impair the right of the Organization to carry on business substantially as now conducted by it, or result in any substantial liability not adequately covered by insurance, or (b) that question the validity of this Agreement or any of the other Transaction Documents, or any action taken or to be taken pursuant hereto or thereto.

(ix)	The Organization is not subject to any governing document (including, without limitation, its Articles of Incorporation and by-laws or similar documents) or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that, since September 30, 2011, has had or is expected, in the judgment of the Organization's officers, to have a Material Adverse Effect. The Organization is not a party to any contract or agreement that, since September 30, 2011, has had or is expected, in the judgment of the Organization's officers, to have any Material Adverse Effect.

(x)	The Organization is not in violation of any provision of its governing documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that is reasonably likely to result in the imposition of substantial penalties or have a Material Adverse Effect.

(xi)	The Organization (a) has made or filed, or has received a currently valid extension to file, all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the officers of the Organization know of any basis for any such claim.

4.	AFFIRMATIVE COVENANTS

The Organization covenants and agrees that, as of the Effective Date, and so long as the Note is outstanding:

(i)	The Organization shall duly and punctually pay or cause to be paid the principal and interest due on the Note, as well as all fees and all other amounts provided for in this Agreement and the other Loan Documents, all in accordance with the terms of this Agreement and such other Loan Documents.

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(ii)	The Organization shall (a) keep, and cause each of its subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries shall be made in accordance with United States generally accepted accounting principles (“GAAP”), and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its subsidiaries, contingencies, and other reserves, and (c) at all times engage independent certified public accountants reasonably satisfactory to the Lender as the independent certified public accountants of the Organization and its subsidiaries and shall not permit more than thirty (30) days to elapse between the cessation of such firm's (or any successor firm's) engagement as the independent certified public accountants of the Organization and its subsidiaries and the appointment in such capacity of a successor firm as shall be reasonably satisfactory to the Lender. The Lender acknowledges that EisnerAmper LLP is reasonably satisfactory to it.

(iii)	The Organization shall deliver to the Lender financial statements of the Organization as follows: (a) for each of the first two months of a fiscal quarter year, on or before the forty-fifth calendar day following each calendar month during the term of this Agreement, monthly financial statements prepared by the Organization consisting of a balance sheet and a statement of operations; (b) for each of the first three fiscal quarters of a fiscal year, on or before the forty-fifth calendar day following the end of such fiscal quarter, the financial statements included in the Form 10-Q filed by the Organization with the SEC for such fiscal quarter; and (c) for each full fiscal year, on or before the ninetieth calendar day following the end of such fiscal year, the financial statements included in the Form 10-K filed by the Organization for such fiscal year. In each case, the Organization shall also deliver to the Lender a calculation setting forth the Organization’s Consolidated Adjusted Shareholders’ Equity as of the date of the financial statements so delivered derived from the information contained in such financial statements. The financial statements to be delivered pursuant to the foregoing clauses (a) and (b) will not contain all notes and disclosures required by GAAP and will be subject to normal year-end and audit adjustments.

(iv)	The Organization shall promptly notify the Lender in writing of the occurrence of any Default or Event of Default as well as any material default or material event of default under any Transaction Document or any other agreement evidencing any loan to the Organization or indebtedness of the Organization, together with a reasonably detailed description thereof, and the actions the Organization proposes to take with respect thereto.

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(v)	The Organization shall give written notice to the Lender within ten (10) days of becoming aware of any litigation or other proceedings threatened in writing or any pending litigation and other proceedings affecting the Organization and/or any of its subsidiaries or to which the Organization and/or any of its subsidiaries is or becomes a party involving: (a) an uninsured or unindemnified claim against the Organization and/or any of its subsidiaries that, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Organization; or (b) any claimed Losses that are greater than the Liability Cap (as such terms are defined in the Stock Purchase Agreement between the Organization and Ameriprise Financial, Inc. (“Ameriprise”) dated August 16, 2011 (“Purchase Agreement”). The Organization shall give written notice to the Lender, in form and detail satisfactory to the Lender, within ten (10) days of: (a) any judgment not covered by insurance, final or otherwise, against the Organization or any of its subsidiaries in an amount in excess of $ 1,000,000; or (b) receipt of notice from Ameriprise that Ameriprise will not provide indemnification for any Med Cap/Provident Claims (as defined in the Purchase Agreement).

(vi)	The Organization shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and shall not convert to a limited liability company or a limited liability partnership. It (a) shall cause all of its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Organization may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) shall continue to engage primarily in the businesses now conducted by it and its subsidiaries and in related businesses; provided that nothing in this paragraph will prevent the Organization from discontinuing the operation and maintenance of any of its or its subsidiaries’ properties if such discontinuance is, in the judgment of the Organization, desirable in the conduct of its or their business and all such discontinuances do not in the aggregate have a Material Adverse Effect.

(vii)	The Organization shall duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that (a) any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Organization shall have set aside on its books adequate reserves with respect thereto; (b) the Organization shall pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor or post a bond or other security to preclude foreclosure; and (c) a failure to comply with the provisions of this Section 4(vii) shall not constitute an Event of Default unless such failure has a Material Adverse Effect upon the Organization.

(viii)	The Organization shall permit the Lender to visit and inspect any of the properties of the Organization, to examine the books of account of the Organization (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Organization with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Lender may reasonably request.

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(ix)	The Organization shall comply with (a) the applicable laws and regulations wherever its business is conducted, (b) the provisions of its governing documents, (c) all agreements and instruments by which it or any of its material properties may be bound and (d) all applicable decrees, orders, and judgments, the failure to comply with which would constitute a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Organization may fulfill any of its obligations hereunder or any of the other Transaction Documents, the Organization shall immediately take or cause to be taken all reasonable steps within the power of the Organization to obtain such authorization, consent, approval, permit or license and furnish the Lender with evidence thereof.

(x)	The Organization shall not use the proceeds of the Loan for any purpose that is in contravention of any state or federal laws or regulations.

(xi)	The Organization shall cooperate with the Lender and execute such further instruments and documents as the Lender shall reasonably request to carry out to the Lender’s reasonable satisfaction the transactions contemplated by this Agreement and the other Transaction Documents to which the Organization is a party.

5.	NEGATIVE COVENANT

The Organization covenants and agrees that, from and after the Effective Date, and so long as the Note is outstanding:

(i)	Other than (a) indebtedness to finance customary operating expenses of the Organization that are incurred in the ordinary course of business consistent with past practices in an aggregate amount not to exceed $1,000,000 outstanding at any time; (b) indebtedness of the Organization arising under the Frost Gamma Line of Credit which ranks as to payment rights pari passu with (but not senior to) the obligations of the Organization to the Lender under this Agreement; (c) purchase money indebtedness, indebtedness incurred by means of capitalized leases or other indebtedness of the Organization the proceeds of which are used to finance an acquisition of the assets or equity interests of another entity or of equipment or other property (“Acquisition Debt”) so long as such Acquisition Debt ranks as to payment rights either pari passu with or junior to (but not senior to) the obligations of the Organization to the Lender under this Agreement; (d) any renewal, refinancing, replacement or substitution of any the foregoing, provided that any such renewal, refinancing, replacement or substitution does not result in a net increase in overall indebtedness to the Organization; and (e) indebtedness of the Organization incurred to finance the SAFC Purchase, which ranks as to payment rights pari passu with (but not senior to) the obligations of the Organization to the Lender under this Agreement, the Organization shall not incur any indebtedness for borrowed money from any other lender, unless such indebtedness is subordinate to the Organization’s obligations to Lender under this Agreement in a manner reasonably satisfactory to the Lender. Notwithstanding the foregoing, the Organization shall not incur, without the Lender’s prior written consent (not to be unreasonably withheld or delayed), any Acquisition Debt that (i) is used to acquire the assets or equity of another entity, and (ii) is not subordinated to the Loan and the 2009 Loan, if, after giving effect to the incurrence of such Acquisition Debt, the ratio of Organization’s indebtedness for borrowed money to Consolidated Adjusted Shareholders’ Equity would exceed 4 to 1.

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(ii)	Except (i) as set forth in the following sentence, or (ii) for SAI’s clearing agreements with Pershing LLC and its affiliates that exist as of the Effective Date, which may be amended and extended, [*] without the prior written consent of the Lender, which shall not unreasonably be withheld or delayed [*].

6.	EVENTS OF DEFAULT; ACCELERATION; ETC.

(i)	If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)	The Organization shall fail to pay any principal on the Loan when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and does not remedy such failure within ten (10) calendar days of its occurrence, unless otherwise forgiven by the Lender as provided in this Agreement;

(b)	The Organization shall fail to pay any interest on the Loan, any fees, or other sums due hereunder or under any of the other Loan Documents, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and does not remedy such failure within ten (10) calendar days of its occurrence, unless otherwise forgiven by the Lender as provided in this Agreement;

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(c)	The Organization shall fail to comply in any material respect with any of its covenants contained in Section 4(ii), Section 4(iii), Section 4(vi) or Section 4(vii) and such failure shall not be cured to the reasonable satisfaction of the Lender within ten (10) calendar days after receipt of notice from the Lender demanding such cure or the Organization shall fail to comply in any material respect with any of its covenants contained in Section 4(iv), Section 4(v), Section 4(viii), Section 4(ix), Section 4(x) or Section 5 hereof, or any of the covenants contained in any of the other Loan Documents;

(d)	Any representation or warranty of the Organization contained in Section 3(i), (ii) and (iii) is deemed to have been false in any material respect upon the date when made;

(e)	The Organization shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any capitalized leases, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any capitalized leases for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

(f)	The Organization or any of its Subsidiary Broker-Dealers shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Organization or any of its Subsidiary Broker-Dealers or of any substantial part of the assets of the Organization or any of its Subsidiary Broker-Dealers, or shall commence any case or other proceeding relating to the Organization or any of its Subsidiary Broker-Dealers under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Organization or any of its Subsidiary Broker-Dealers and the Organization or any of its Subsidiary Broker-Dealers shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within ninety (90) days following the filing thereof;

(g)	A decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Organization or any of its subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Organization or any of its subsidiaries in an involuntary case under federal bankruptcy laws as now or hereafter constituted; provided, however, that in the event such order or decree is entered solely against a subsidiary of the Organization and such order or decree does not have a Material Adverse Effect on the Organization, then such an order or decree shall not be considered an Event of Default under this Section 6(i)(g);

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(h)	There shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against the Organization that, with other outstanding final judgments, undischarged, against the Organization exceeds in the aggregate $37,500,000;

(i)	The Organization fails to maintain Consolidated Adjusted Shareholders’ Equity of at least $40,000,000, as determined as of the date of any of the financial statements delivered by the Organization pursuant to Section 4(iii), subject to any cure period contained in this Agreement;

(j)	The Frost Gamma Line of Credit is in default or is terminated prior to its final term date;

(k)	The SEC, The New York Stock Exchange, the Financial Industry Regulatory Authority or any other regulatory authority, including state securities administrators, to which any of the Subsidiary Broker-Dealers is subject, suspends (and does not reinstate within ten (10) days) or places material restrictions on (and such restrictions are not removed within fifteen (15) business days) the Subsidiary Broker-Dealers or revokes membership of any of the Subsidiary Broker-Dealers as a member organization of any such organization that is a self-regulatory organization and such action results in a Material Adverse Effect;

(l)	Any of the 2009 Clearing Agreements or the SAI Clearing Agreement, and, in addition, any of the future clearing agreements between the Lender and any future Affiliated B-D’s, ceases to be in full force and effect or is otherwise terminated (other than termination by the Lender in circumstances not requiring a default by a Subsidiary Broker-Dealer party thereto) or if any of the other Transaction Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lender, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Transaction Documents shall be commenced by or on behalf of the Organization or any of its equity holders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Transaction Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

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(m)	The Organization fails to remain the sole owner of any of the Subsidiary Broker-Dealers, or begins proceedings for the sale or divestiture of any of the Subsidiary Broker-Dealers;

then, and in any such event, so long as the same may be continuing, the Lender may by notice in writing to the Organization declare all amounts owing with respect to this Agreement and the Note to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Organization; provided that in the event of any Event of Default specified in Section 6(i)(f) or 6(i)(g), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Lender. Further, in the Event of Default under Sections 6(i)(c), 6(i)(d), 6(i)(f), 6(i)(g), 6(i)(i), 6(i)(k), 6(i)(l), and 6(i)(m), then, in addition to any other rights Lender may have under this Agreement, Lender shall have the right of election to terminate this Agreement.

(ii)	In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lender shall have accelerated the maturity of the Note pursuant to this Section 6, the Lender may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the obligations to the Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Lender. No remedy herein conferred upon the Lender or the holder of the Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

7.	TERM

This Agreement shall remain in effect for an initial term of seven (7) years from the Effective Date, upon which term any and all outstanding amounts of principal and interest on the Note shall be immediately due and payable.

8.	TERMINATION MATERIAL EVENT

Notwithstanding Section 7 above, in the event of an occurrence of a Termination Material Event, the Lender may, by notice to the Organization, declare: (a) the obligation of the Lender under Section 2(iv) to be terminated, whereupon the same shall forthwith terminate; and (b) the entire unpaid principal of and accrued interest on the outstanding amounts due hereunder to be, and the same shall become, due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Organization, in accordance with the following applicable payment schedule:

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In the event that the Lender issues notice of termination under this Section 8, and the Consolidated Adjusted Shareholders’ Equity of the Organization as of the date of such termination notice is less than $25,000,000, the following payment schedule applies:

Payment Period:	Payable on:	Amount:
Month 1	thirty (30) days following notice of the Termination Material Event (or, if any such last day is not a Business Day, on the next succeeding Business Day)	25% of the outstanding principal balance of the Loan plus all accrued and unpaid interest thereon
Months 2-7	on the last day of each thirty-day period for this 6-month period (or, if any such thirty-day period that does not end on a Business Day, on the next succeeding Business Day)	the remaining principal balance of the Loan, plus all accrued interest thereon, in equal (as to principal) consecutive monthly installments, together with accrued interest owing through each payment date

In the event that the Lender issues notice of termination under this Section 8 and the Consolidated Adjusted Shareholders’ Equity of the Organization as of the date of such termination notice is equal to or greater than $25,000,000, the following payment schedule applies:

Payment Period:	Payable on:	Amount:
Month 1	thirty (30) days following notice of the Termination Material Event (or, if any such last day is not a Business Day, on the next succeeding Business Day)	25% of the outstanding principal balance of the Loan plus all accrued and unpaid interest thereon
Months 2-12	on the last day of each thirty-day period for this 11-month period (or, if any such thirty-day period that does not end on a Business Day, on the next succeeding Business Day)	the remaining principal balance of the Loan, plus all accrued interest thereon, in equal (as to principal) consecutive monthly installments, together with accrued interest owing through each payment date

The Organization understands and agrees that a termination under this Section 8 shall also give the Lender the right to terminate any or all of the 2009 Clearing Agreements, the SAI Clearing Agreement and any or all of the clearing agreements of any Affiliated Broker-Dealers on the Lender’s clearing platform. In such event of such termination election by the Lender, each such subsidiary of the Organization shall remain liable for all charges provided for in its respective clearing agreement, but shall not be responsible for any deconversion fees, IRA liquidation fees and termination fees.

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The Lender understands and agrees that a termination under this Section 8 shall also give the Organization the right to terminate any or all of the 2009 Clearing Agreements, the SAI Clearing Agreement and any or all of the clearing agreements of any Affiliated Broker-Dealers on the Lender’s clearing platform. In such event of such termination election by the Organization, each such subsidiary of the Organization shall remain liable for all charges provided for in its respective clearing agreement, but shall not be responsible for any deconversion fees, IRA liquidation fees and termination fees.

9.	RIGHT OF SET-OFF

The Organization hereby grants to the Lender a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Lender under the Loan Documents, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property of the Organization, now or hereafter in the possession, custody, safekeeping or control of the Lender or any affiliate of the Lender and their successors and assigns or in transit to any of them. Regardless of the adequacy of any such collateral, if any of the obligations hereunder are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from the Lender to the Organization and any securities or other property of the Organization in the possession of the Lender or any of the Lender's affiliates may be applied to or set off by the Lender against the payment of such obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Organization to the Lender. ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE ORGANIZATION, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Nothing contained in this Section 9 or elsewhere in this Agreement shall create any right of the Lender or any of the Lender’s affiliates with respect to deposits, credit, collateral and other property of the introducing broker-dealer subsidiaries of the Organization, including the Subsidiary Broker-Dealers. Additionally, except as otherwise provided herein, nothing contained in this Section 9 or elsewhere in this Agreement affects any of the Lender’s rights under the 2009 Clearing Agreements and the SAI Clearing Agreement.

10.	NON-WAIVER

Notwithstanding any forgiveness made by the Lender under this Agreement, in the event that the Lender learns that any condition precedent to forgiveness specified in Section 2 has not been or was not met in all material respects on the applicable Annual Forgiveness Date, all amounts previously forgiven shall be automatically reinstated, and all interest thereon shall continue to accrue as if such amounts were never forgiven, and the Lender shall be entitled to take any action permitted under this Agreement and any forgiveness under those conditions shall not be deemed a waiver of the Lender’s rights hereunder.

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Except as provided in Section 8, nothing in this Agreement is intended to modify any of the terms of the 2009 Clearing Agreements and the SAI Clearing Agreement.

11.	CONFIDENTIALITY

The Organization acknowledges and understands that the existence of this Agreement, the Note, and the other Transaction Documents, as well as the terms and conditions set forth therein, are confidential and proprietary and constitute “Proprietary Information” of the Lender. The Lender acknowledges and understands that any material information that it obtains regarding the business and affairs of the Organization and its subsidiaries during the term of this Agreement is Proprietary Information of the Organization. Proprietary Information shall not include any information that is legally compelled to be disclosed pursuant to a subpoena, summons, order or other judicial or governmental process, provided the disclosing party provides prompt notice of any such subpoena, summons, order or other judicial or governmental process to the other party so that the such party will have the opportunity to obtain a protective order.

The Organization and the Lender each agrees to use its best efforts (the same being not less than that employed to protect its own proprietary information) to safeguard the Proprietary Information and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. Neither party shall, without the prior written approval of any officer of the other party, directly or indirectly, disclose the Proprietary Information to any person or business entity except for a limited number of employees, attorneys, accountants, agents and other advisors of such party on a need-to-know basis or as may be required by law or regulation, including laws and regulations obligating a party and its subsidiaries to make filings with the SEC and other regulatory authorities or other public disclosures. Each party shall notify the other party in the event of an unauthorized, negligent or inadvertent disclosure of such Proprietary Information to the extent required by applicable state and federal law after analysis of the facts and circumstances and the likelihood of harm. Each party shall be liable under this Agreement to the other party for any use or disclosure in violation of this Agreement by its employees, attorneys, accountants, or other advisors or agents. This Section 11 shall continue in full force and effect notwithstanding the termination of this Agreement.

12.	LENDER’S COVENANT

The Lender covenants and agrees that [*].

13.	UPON WHOM BINDING; ASSIGNMENT

This Agreement shall be binding upon all successors, assigns or transferees of both parties hereto, irrespective of any change with regard to the name of or the personnel of the Organization or the Lender. No assignment or transfer by operation of law of this Agreement shall be valid unless the non-assigning party consents to such an assignment in writing, provided that any assignment by the Lender to any majority-owned subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by or under common control with the Lender shall be deemed valid and enforceable in the absence of any consent from the Organization. Neither this Agreement nor any operation hereunder is intended to be, shall not be deemed to be, and shall not be treated as, a general or limited partnership, association or joint venture or agency relationship between the Organization and the Lender.

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14.	CHOICE OF FORUM

THE ORGANIZATION AND THE LENDER AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE ORGANIZATION AND THE LENDER BY REGISTERED MAIL AT THE ADDRESS SPECIFIED IN SECTION 17. THE ORGANIZATION AND THE LENDER EACH HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT. IN THE EVENT OF ANY LEGAL ACTION TAKEN TO RESOLVE A DISPUTE BETWEEN THE PARTIES, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE ATTORNEYS’ FEES AND COSTS.

15.	GOVERNING LAW

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW.

16.	ENTIRE AGREEMENT; AMENDMENT

This Agreement, including all Exhibits, which are hereby incorporated by reference, constitutes and expresses the entire agreement and understanding between the parties and supersedes all previous communications, representations or agreements, whether written or oral, with respect to the subject matter hereof. This Agreement may be modified only in a writing signed by both parties to this Agreement. Such modification shall not be deemed as a cancellation of this Agreement.

17.	NOTICES

Any notice, request, demand or other communication provided for hereunder shall be in writing (except as otherwise expressly provided herein) and shall be effective as against a party when delivered to such party at its address set forth below:

(a)	If to the Organization, at 4400 Biscayne Blvd., 12th Floor, Miami, FL 33137, Attention: Richard Lampen, President and Chief Executive Officer; and

(b)	If to the Lender, at 200 Seaport Blvd., Boston, MA 02210, Attention: Chief Financial Officer.

or, in any of the foregoing cases, at such other address as shall be designated by such party in a written notice to the other parties.

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Payments of principal and interest due upon the Note shall be made by wire transfer of immediately available funds to the following account of the Lender or to such other account as to which the Lender shall give the Organization notice:

Chase Manhattan Bank
New York, NY
[*]

18.	ENFORCEABILITY

If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall apply only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby, and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

19.	EXECUTION IN COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

20.	INDEMNIFICATION

The Organization agrees to indemnify and hold harmless the Lender and its affiliates from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out, or related to, of this Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation: (a) any actual or proposed use by the Organization of the proceeds of the Loan, or (b) the Organization entering into or performing this Agreement or any of the other Loan Documents, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Lender and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Organization agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Organization under this Section 20 are unenforceable for any reason, the Organization hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section 20 shall survive payment or satisfaction in full of all other obligations under the Loan Documents and shall survive termination of this Agreement.

IN WITNESS HEREOF the parties hereto have executed this Agreement this 4th day of November, 2011.

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ORGANIZATION:	LENDER:

LADENBURG THALMANN FINANCIAL SERVICES INC.	NATIONAL FINANCIAL SERVICES LLC

By:	By:

Name:	Name:

Title:	Title:

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EXHIBIT A

Forgivable Loan Agreement Dated November 4, 2011

Core Fee Measure Calculation 1

The “Core Fee Measure Calculation” shall be calculated as follows: For the previous twelve (12) brokerage months, for SAI but excluding any accounts that have been transferred from either LTC, TAI, Investacorp [*] the sum of:

1.	The “Clearing and Execution Expense” in the “Commission Revenue” summary section of the clearing statement multiplied by -1, plus
2.	The “Net Other Revenue” related to the “Volume Adjustment” and “Miscellaneous Fees” line items in the “Other Revenue Detail” section of the clearing statement multiplied by -1, plus
3.	The “Net Expense” in the “Expense” summary section of the clearing statement multiplied by -1, plus
4.	The “Net Inc/(Exp)” related to the line items referenced in Table 1 below which are contained in the “Expense Detail” section of the clearing statement, plus
5.	The average number of IRA accounts multiplied by $[*], plus
6.	The “Units” related to the “Custody/Rcrdkpng Fee” line item in the “Expense Detail” section of the clearing statement multiplied by $[*], plus
7.	Any and all expenses and fees paid by SAI on the Lender’s clearing platform to the Lender or its affiliates for technology products and/or consulting fees.

Table 1
“Transfer of Asset”
“Legals” (Legal Transfers)
“Transfer/Ship of Sec”
“Extensions”
“Mailgrams”
“Physical Reorganizat”
“Legal Returns”
“Bounced Checks”
“Stop Payment”
“Custody/Rcrdkpng Fee” (Inactive Account Fee)
“Br P ATM Fees Wvd NF” (Brokerage Access w/out Debit Card)
“Brkrg Access w/debit”

1 NFS reserves the right to adjust the Core Fee Measure Calculation in the event that there is a change in the format of the clearing statement terms or its structure.

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“Brkrg Port Gold”
“Brkrg Port Platinum”
“IRA Fee Full Subsidy”
“IRA Fee Part Subsidy”
“IRA Unpaid Maint Fee”
“IRA Termination Fee”
“Wire Fees”
“Alternative Investments”
“IRA Paid Mark-ups”

In the event that the [*].

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EXHIBIT B

Forgivable Loan Agreement Dated November 4, 2011

NOTE

November 4, 2011

For value received, the undersigned Ladenburg Thalmann Financial Services Inc (the “Organization”) hereby promises to pay to the order of National Financial Services LLC (the “Lender”) on the Final Payment Date in the manner specified in the Forgivable Loan Agreement, dated as of the date hereof between the Lender and the Organization (the “Agreement”), the principal amount of $15,000,000 or such lesser amount which remains outstanding, which amount evidences that certain Loan made by Lender to the Organization under the terms of the Agreement, as shown on the attached schedule.

The Organization also promises to pay all principal and interest on the dates and in the amounts required by the Agreement.

Principal and interest payments shall be in money of the United States of America, lawful at such times for the satisfaction of public and private debts.

The Organization promises to pay costs of collection, including reasonable attorneys' fees, if default is made in the payment of this Note.

The Organization, in any litigation (whether or not arising out of or relating to this Note) in which it and the Lender shall be adverse parties, waives the rights of trial by jury, offset and counterclaim. This Note shall be deemed to have been made and delivered in the State of New York and shall be construed under the laws thereof. The Organization consents to the jurisdiction of the state and federal courts of the State of New York in any action brought to enforce any rights of the Lender under this Note. The Organization agrees that services of process may be obtained by the mailing by registered mail of a summons to the Organization’s address as same appears on the Organization's records.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its officers or employees thereunto duly authorized and directed by appropriate corporate authority.

ORGANIZATION:

LADENBURG THALMANN FINANCIAL SERVICES INC.

By:

Name:

Title:

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SCHEDULE 1

Forgiveness/Payments and Interest of Account Referred to in the

Forgivable Loan Agreement, dated November 4, 2011

Original Principal Amount: $15,000,000

Annual Forgiveness Date	Amount of Principal Payment	Principal Amount Forgiven	Principal Amount Re-Paid	Amount of Interest Payment	Amount Of Interest Forgiven	Amount of Interest Paid	Outstanding Amount After Annual Forgiveness Date	Signature

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